CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 305 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 29, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers, including Heartland International Value Fund, (formerly Heartland International Small Cap Fund), included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the year ended May 31, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
April 27, 2012